UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 12, 2013

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53205	26-1189601
(State of other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

39 West 37 St. 8th Floor

New York, NY 10018

(Address of principal executive offices)

(212) 741-8181

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 16, 2013 New Zealand Daylight Time, Diligent Board Member Services, Inc. (“Diligent” or the “Company”) issued a report announcing its first quarter 2013 results pursuant to the rules of the New Zealand Stock Exchange. A copy of the report is furnished herewith as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2013, the Board of Directors of Diligent unanimously approved a binding term sheet for an incentive compensation package to be provided to Alessandro Sodi, the Company’s Chief Executive Officer, in substitution for certain equity awards held by Mr. Sodi that will be cancelled. The grant of the new incentive awards and cancellation of the affected equity awards remain subject to the execution of definitive legal documents to be approved by Mr. Sodi and the Compensation Committee and shareholder approval of the terms of the substitute incentive compensation package and a new incentive plan in accordance with the Listing Rules of the New Zealand Stock Exchange. A resolution approving the incentive compensation package and the new incentive plan will be voted on at the Company’s 2013 annual meeting of shareholders scheduled for June 4, 2013.

The substitute incentive compensation package will have the following material provisions:

Replacement of 2009 Grant – Options and Performance Cash Award.

Mr. Sodi holds a fully vested option to purchase 2,400,000 shares of Diligent common stock for an exercise price of US $0.14 per share. The Company will cancel the portion of such option in excess of the applicable plan cap, consisting of 1,600,000 of such shares. In exchange for the cancellation of the relevant portion of the award, Mr. Sodi will receive:

•          An option to purchase 1,600,000 shares of common stock having an exercise price equal to the Company’s closing price per share expressed in US dollars on the last trading day on the NZSX immediately prior to the grant date (the “Exercise Price”). The grant date is expected to occur on or shortly after the date of Diligent’s 2013 annual meeting of shareholders (the “Grant Date”). The option will vest on December 31, 2013, subject to Mr. Sodi’s continued employment with Diligent on that date and will be exercisable for ten years from the Grant Date.

•          A performance cash award with a value denominated in US dollars of up to 1,600,000 multiplied by the excess of the Exercise Price over US $0.14. Mr. Sodi’s right to receive such cash award is contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. Any cash award, once earned, will be paid in three equal annual installments, and any payment due on any installment date will be proportionally reduced if the sum of the Company’s stock price plus dividends falls below 75% of the Exercise Price.

Replacement of 2011 Grant – Performance Share Units.

Mr. Sodi holds an option to purchase 3,000,000 shares of Diligent common stock for an exercise price of US $0.82 per share, which remains subject to vesting. The Company will cancel the portion of such option in excess of the applicable plan cap, consisting of 2,500,000 of such shares. In exchange for the cancellation of the relevant portion of the award, Mr. Sodi will receive:

•          Performance share units for 2,250,000 shares of common stock contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. Once earned, the award will vest in four equal installments based on continued employment, commencing June 30, 2015, with full vesting occurring on June 30, 2018.

•          Performance share units for up to 250,000 shares of common stock contingent on the Company achieving either at least 15% fully diluted EPS growth or 15% total shareholder return (TSR) growth in four one-year measurement periods beginning April 1, 2013. Performance share units for 62,500 shares of common stock will be earned in each year for which the applicable target is met, with the additional opportunity to earn such shares at the end of the four year performance period if the cumulative fully diluted EPS growth or TSR growth meet the cumulative performance target.

The vesting of the options, performance cash award and performance stock units described above will be subject to certain acceleration provisions in the event of a change in control of the Company, upon death or disability, or if Mr. Sodi is terminated without cause or resigns for good reason.

The announcement pursuant to the rules of the New Zealand Stock Exchange related to this matter is furnished herewith as Exhibit 99.2.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit
No.	Description
99.1	Report dated April 16, 2013 New Zealand Daylight Time
99.2	Announcement dated April 15, 2013 New Zealand Daylight Time

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2013	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Steven P. Ruse
Steven P. Ruse
Chief Financial Officer